Exhibit 99.1

OnDeck Reports Third Quarter 2016 Financial Results

Achieves Record Loans Under Management, Originations and Gross Revenue
NEW YORK, November 3, 2016 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, today announced third quarter 2016 financial results highlighted by continued execution of the company's long-term plan, which has led to record levels of Loans Under Management, Originations and gross revenue. For the three months ended September 30, 2016, OnDeck increased Loans Under Management by 44% year-over-year to $1.1 billion, Originations by 27% to $613 million, and gross revenue by 15% to $77.4 million.

"OnDeck continued to execute on our plan to scale Loans Under Management while also prudently managing our operating expense base," said Noah Breslow, OnDeck's chief executive officer. “As part of that strategy, our Unpaid Principal Balance grew 76% year-over-year, which builds upon our solid foundation of assets that will generate future interest income. In addition, our strong leadership position and sophisticated marketing model enabled further improvement in our direct acquisition efficiency during the quarter. While we made progress on several fronts and remain well-positioned to execute on our strategy, our financial comparisons continue to be affected by our planned and previously communicated reduction in Marketplace sales and its resulting accounting impact."

Mr. Breslow continued, "As we look forward, we will continue to operate our business for the long-term, focusing on our disciplined approach to scaling our loan portfolio, while further diversifying our funding model and proactively managing credit."

Financial Highlights

•	Gross revenue was $77.4 million for the quarter, up 15% from the prior year period.

•	Net revenue was $32.3 million for the quarter, down 30% from the prior year period.

•	GAAP net loss attributable to OnDeck common stockholders was $16.6 million for the quarter, compared to net income of $3.7 million in the prior year period.

•	Adjusted EBITDA* was a loss of $10.8 million for the quarter, compared to positive $9.0 million in the prior year period.

•	Adjusted Net Loss* was $12.9 million for the quarter, compared to Adjusted Net Income* of $7.4 million in the prior year period.

Key Business Highlights

•	Origination volume increased to a record $613 million for the quarter, reflecting 27% growth over the prior year period.

•	Loans Under Management reached $1.1 billion, up 44% from the prior year period.

•	Unpaid Principal Balance grew to $889 million, up 76% from the prior year period.

•	OnDeck continued to diversify its funding sources, adding a $100 million warehouse facility.

"OnDeck delivered another solid quarter of responsible growth in our loan portfolio. We achieved record year-over-year growth in both our loan book and interest income, and drove improvements in both our Adjusted Expense Ratio* and Adjusted Operating Yield*, demonstrating our commitment to driving operating efficiencies while responsibly scaling our business,” said Howard Katzenberg, OnDeck's chief financial officer. "From a credit perspective, our 15+ Day Delinquency Ratio remained below prior year period levels but, as expected, increased sequentially from historic lows. Our provision rate for the third quarter was 6.9%, which reflected consistent loss estimates for new originations and a reserve build for term loans originated in prior periods."

Mr. Katzenberg continued, "During the quarter, we continued to diversify and expand our funding capacity, and we are actively engaged in the process of bringing new funding sources online. We remain confident in our unique model and track record of performance, which we believe positions us well for further growth, improved operating results and continued access to the capital markets."

Review of Financial Results for the Third Quarter of 2016
Loans Under Management increased to $1.1 billion, up 44% from the comparable prior year period, driven primarily by 27% growth in originations. Originations were $613 million during the third quarter of 2016 and reflected double-digit growth across all three of OnDeck's customer acquisition channels. The company's Direct and Strategic channels, combined, grew 23% year-over-year, contributing 73% of total dollar volume, and its Funding Advisor channel grew 40% versus the prior year and comprised 27% of total dollar volume.

Gross revenue increased to $77.4 million during the third quarter of 2016, up 15% from the comparable prior year period. The increase in gross revenue was primarily driven by higher interest income, partially offset by lower gain on sale revenue. Interest income increased to $71.4 million during the quarter, up 47%, and primarily reflected the growth of average loans, which increased

58%. The Effective Interest Yield for the third quarter of 2016 was 32.8%, down from 34.8% in the comparable prior year period, primarily reflecting the shift of the loan portfolio toward longer average term loans and more Lines of Credit.

Gain on sale was $2.7 million during the third quarter of 2016, down 84% from the comparable prior year period. The decline in gain on sale primarily reflected a lower Gain on Sale Rate during the quarter and the reduction of loans sold through OnDeck Marketplace. OnDeck sold $89.9 million1 of loans through OnDeck Marketplace at a 3.0% Gain on Sale Rate during the third quarter of 2016, compared to $173.7 million of loans through Marketplace at a 9.7% Gain on Sale Rate in the third quarter of 2015. Loans sold or designated as held for sale through OnDeck Marketplace represented 16.6% of term loan originations in the third quarter of 2016 compared to 38.2% of term loan originations in the comparable prior year period.

Net revenue was $32.3 million during the third quarter of 2016, down 30% from the comparable prior year period. The decline in net revenue primarily reflected the reduction of Marketplace sales in the third quarter, which led to lower gain on sale revenue and higher provision expense. Net revenue margin decreased to 41.8% during the third quarter of 2016 from 68.3% in the prior year period, primarily reflecting the decline in net revenue.

Provision for loan losses during the third quarter of 2016 increased to $36.6 million, up from $16.2 million in the comparable prior year period. The increase in provision expense primarily reflected the 67% increase in originations of loans designated as held for investment in connection with the strategic decision to retain a greater proportion of loans on balance sheet. The third quarter of 2016 provision expense also included an estimated $5 million build of loss reserves for term loans originated in prior periods, generally reflecting an increase in delinquency roll rates from historically low levels. As a result of the foregoing, the Provision Rate in the third quarter of 2016 was 6.9% compared to 5.1% in the comparable prior year period, which benefited from a release of loan loss reserves in that period. The 15+ Day Delinquency Ratio decreased to 6.2% in the third quarter of 2016 from 7.5% in the prior year period, but increased from 5.3% sequentially, due to the continued seasoning of the portfolio and the increase in delinquency roll rates from historically low levels.

The Cost of Funds Rate during the third quarter of 2016 decreased to 5.7%, down from 5.8% in the comparable prior year period.

Operating expenses were $49.4 million during the third quarter of 2016, up 16% over the comparable prior year period as OnDeck continued investing in its technology and analytics capabilities and incurred expenses related to overall growth.

OnDeck had GAAP net loss attributable to On Deck Capital, Inc. common stockholders of $16.6 million, or $0.23 per basic and diluted share, for the quarter which compares to GAAP net income attributable to On Deck Capital, Inc. common stockholders of $3.7 million, or $0.05 per basic and diluted share, in the comparable prior year period.

Adjusted EBITDA was a loss of $10.8 million for the quarter, versus positive $9.0 million in the comparable prior year period.

Adjusted Net Loss was $12.9 million, or $0.18 per basic and per diluted share for the quarter versus Adjusted Net Income of $7.4 million, or $0.11 per basic share and $0.10 per diluted share, in the comparable prior year period.

Unpaid Principal Balance was $889 million at the end of the third quarter, up 76% over the prior year period. The increase primarily reflected OnDeck's decision to retain more loans on its balance sheet in connection with reducing Marketplace loan sales throughout 2016.

Total Funding Debt at the end of the third quarter of 2016 was $652 million, up 88% over the prior year period, which reflected the growth of Unpaid Principal Balance during the period. OnDeck recently expanded its funding capacity with the closing of a $100 million warehouse facility. The company is in discussions to further strengthen its financial flexibility, including active discussions to add new debt facilities and increase its corporate line of credit, as well as preliminary discussions to upsize existing debt facilities and enter into additional securitizations.

At the end of the third quarter of 2016, cash and cash equivalents were $86 million, down from $160 million at December 31, 2015. The decrease in cash and cash equivalents primarily reflected the company's increased self-funding of loans on balance sheet.

Guidance for Full Year 2016
OnDeck reiterated the following guidance for the full year ending December 31, 2016.

Full Year 2016

•	Gross revenue between $280 million and $290 million.

•	Adjusted EBITDA between a loss of $35 million and a loss of $43 million.

OnDeck has not reconciled its Adjusted EBITDA outlook for the fourth quarter and full year 2016 to a net income (loss) outlook because the company does not provide guidance for stock-based compensation, which is a necessary reconciling item between those non-GAAP and GAAP measures. Because of the significant volatility in OnDeck's operating model (timing of equity grants, hiring of new employees, employee turnover and revisions to forfeiture rates), OnDeck is unable to forecast future stock-based compensation grants under its option and restricted stock unit plan with any reasonable accuracy. The value of compensation expense under OnDeck's Employee Stock Purchase Plan, which are elements of the company's total ongoing share-based compensation expenses, are determined using a complex formula that incorporates factors, such as market volatility and forfeiture rates, that are beyond the company's control. Because of this variability, OnDeck cannot reasonably estimate future stock-based compensation expense and expects the variability of the above charges to have a significant, and potentially unpredictable, impact on the company's future U.S. GAAP financial results.

Conference Call
OnDeck will host a conference call to discuss third quarter 2016 financial results on November 3, 2016 at 8:00 AM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Howard Katzenberg, Chief Financial Officer. The event will be webcast live on the company’s Investor Relations website or can be accessed toll free by dialing (866) 393-4306 for calls within the U.S., or by dialing (734) 385-2616 for international calls, and using conference ID 1999027.

About OnDeck
OnDeck (NYSE: ONDK) is the leader in online small business lending. Since 2007, the company has powered Main Street’s growth through advanced lending technology and a constant dedication to customer service. OnDeck’s proprietary credit scoring system - the OnDeck Score® - leverages advanced analytics, enabling OnDeck to make real-time lending decisions and deliver capital to small businesses in as little as 24 hours. OnDeck offers business owners a complete financing solution, including the online lending industry’s widest range of term loans and lines of credit. To date, the company has deployed over $5 billion to more than 60,000 customers in 700 different industries across the United States, Canada and Australia. OnDeck has an A+ rating with the Better Business Bureau and operates the educational small business financing website BusinessLoans.com. For more information, please visit www.ondeck.com.

*About Non-GAAP Financial Measures
This press release and its attachments include Adjusted EBITDA, Adjusted Net Income (Loss), Net Interest Margin After Losses, Adjusted Expense Ratio and Adjusted Operating Yield which exclude stock-based compensation and which are financial measures not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” “enables,” “expects,” "intends, "may," “allows,” “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on gross revenue and Adjusted EBITDA for the third quarter and full year 2016. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Factors that could cause or contribute to actual results to differing from our forward-looking statements include risks relating to: our ability to attract potential customers to our platform; the degree to which potential customers apply for, are approved for and actually borrow from us; our future financial performance, including our expectations regarding our revenue, cost of revenue, net profit or net margin, operating expenses, ability to generate cash flow, and ability to achieve, and maintain, future profitability; our liquidity and working capital requirements, including the availability and pricing of debt facilities, securitizations and Marketplace sales to fund our existing operations and planned growth, and the consequences of mismatches in the timing or amounts of resources available to fund additional loans or draws on lines of credit; the effect on our business of originating loans without third-party funding sources; the impact of increased utilization of cash to fund originations; the effect on our business of utilizing cash for voluntary loan purchases from third parties; anticipated trends, growth rates and challenges in our business and in the markets in which we operate; the ability of our customers to repay loans; our continuing efforts to implement certain additional compliance measures related to our funding advisor channel and their potential impact; changes in product distribution channel mix; our ability to anticipate market needs and develop new and enhanced products and services to meet those needs; interest rates and origination fees on loans; maintaining and expanding our customer base; the impact of increased competition in our industry and innovation by our competitors; our anticipated growth and growth strategies, including through the possible introduction of new products and the possible expansion in existing or new international markets, and our ability to effectively manage that growth and our expenses; our ability to sell our products and expand; our reputation and possible adverse publicity about us or our industry; the availability and cost of our funding, including the availability and pricing of possible warehouse financing and securitization and OnDeck Marketplace transactions; our failure to anticipate or adapt to future changes in our industry; our ability to hire and retain necessary qualified employees to expand our operations; the impact of any failure of our solutions; our reliance on our third-party service providers; the evolution of technology affecting our products, services and markets; our compliance with applicable local, state and federal laws, rules and regulations and their application and interpretation, whether existing, modified or new; our ability to adequately protect our intellectual property; the effect of litigation or other disputes to which we are or may be a party; the increased expenses and administrative workload associated with being a public company; failure to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud; the estimates and estimate methodologies used in preparing our consolidated financial statements; the future trading prices of our common stock, the impact of securities analysts’ reports and shares eligible for future sale on these prices; and our ability to prevent or discover security breaks, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of the platform or adversely impact our ability to service the loans; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:
Kathryn Harmon Miller
646.558.7860
kmiller@ondeck.com

Media Contact:
Jim Larkin
646.553.2498
jlarkin@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.

On Deck Capital, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$85,948	$159,822
Restricted cash	42,827	38,463
Loans held for investment	905,327	552,742
Less: Allowance for loan losses	(87,368)	(53,311)
Loans held for investment, net	817,959	499,431
Loans held for sale	986	706
Property, equipment and software, net	30,289	26,187
Other assets	19,863	20,416
Total assets	$997,872	$745,025
Liabilities and equity
Liabilities:
Accounts payable	$4,087	$2,701
Interest payable	1,583	757
Funding debt	651,753	375,890
Corporate debt	12,700	2,695
Accrued expenses and other liabilities	31,969	33,560
Total liabilities	702,092	415,603
Stockholders’ equity (deficit):
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 74,512,869 and 73,107,848 shares issued and 71,374,429 and 70,060,208 outstanding at September 30, 2016 and December 31, 2015, respectively	373	366
Treasury stock—at cost	(6,418)	(5,843)
Additional paid-in capital	472,555	457,003
Accumulated deficit	(175,447)	(128,341)
Accumulated other comprehensive loss	(149)	(372)
Total On Deck Capital, Inc. stockholders' equity	290,914	322,813
Noncontrolling interest	4,866	6,609
Total equity	295,780	329,422
Total liabilities and equity	$997,872	$745,025

On Deck Capital, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2016	2015	2016	2015
Revenue:
Interest income	$71,361	$48,624	$188,726	$147,571
Gain on sales of loans	2,670	16,789	12,594	35,178
Other revenue	3,340	1,985	8,168	4,418
Gross revenue	77,371	67,398	209,488	187,167
Cost of revenue:
Provision for loan losses	36,586	16,239	94,294	54,865
Funding costs	8,452	5,126	22,548	14,941
Total cost of revenue	45,038	21,365	116,842	69,806
Net revenue	32,333	46,033	92,646	117,361
Operating expense:
Sales and marketing	16,789	15,847	50,094	43,503
Technology and analytics	15,050	11,111	42,894	29,904
Processing and servicing	5,181	3,352	14,261	9,070
General and administrative	12,375	12,146	34,233	31,722
Total operating expense	49,395	42,456	141,482	114,199
Income (loss) from operations	(17,062)	3,577	(48,836)	3,162
Other expense:
Interest expense	(111)	(70)	(186)	(250)
Total other expense	(111)	(70)	(186)	(250)
Income (loss) before provision for income taxes	(17,173)	3,507	(49,022)	2,912
Provision for income taxes	—	—	—	—
Net income (loss)	(17,173)	3,507	(49,022)	2,912
Net loss attributable to noncontrolling interests	539	226	1,920	458
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$(16,634)	$3,733	$(47,102)	$3,370
Net income (loss) per share attributable to On Deck Capital, Inc. common stockholders:
Basic	$(0.23)	$0.05	$(0.67)	$0.05
Diluted	$(0.23)	$0.05	$(0.67)	$0.04
Weighted-average common shares outstanding:
Basic	70,971,895	69,678,742	70,750,037	69,472,636
Diluted	70,971,895	75,125,740	70,750,037	75,414,348

Supplemental Information

Key Performance Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,

	2016	2015	2016	2015
Originations[2]	$612,557	$482,653	$1,771,906	$1,317,672
Unpaid Principal Balance[3]	$889,303	$504,314	$889,303	$504,314
Average Loans[4]	$856,303	$541,151	$748,997	$541,808
Average Interest Earning Assets[5]	$841,270	$531,223	$735,825	$529,756
Loans Under Management[6]	$1,123,863	$781,357	$1,123,863	$781,357
Average Loans Under Management[7]	$1,087,641	$748,266	$1,015,768	$687,844
Effective Interest Yield[8]	32.8%	34.8%	33.4%	36.1%
Marketplace Gain on Sale Rate[9]	3.0%	9.7%	4.3%	8.5%
Average Funding Debt Outstanding[10]	$597,678	$351,675	$505,406	$364,742
Cost of Funds Rate[11]	5.7%	5.8%	5.9%	5.5%
Provision Rate[12]	6.9%	5.1%	6.4%	5.9%
Reserve Ratio[13]	9.8%	10.4%	9.8%	10.4%
15+ Day Delinquency Ratio[14]	6.2%	7.5%	6.2%	7.5%

Marketplace Gain on Sale Rate[9]	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Gain on sales of loans(a)	$2,670	$16,789	$12,594	$35,178
Carrying value of loans sold	$89,867	$173,660	$292,920	$415,840
Marketplace Gain on Sale Rate(a)	3.0%	9.7%	4.3%	8.5%
(a) Three and nine months ended September 30, 2016 include amounts resulting from transfers of financial assets as shown in the following table.

Activity in Servicing Rights	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Fair value at the beginning of period	$1,989	$78	$3,489	$—
Addition:
Servicing resulting from transfers of financial assets	717	1,466	2,272	1,544
Changes in fair value:
Change in inputs or assumptions used in the valuation model	—	972	—	972
Changes in fair value(b)	(1,019)	(264)	(4,074)	(264)
Fair value at the end of period	$1,687	$2,252	$1,687	$2,252
(b) Represents changes due to collection of expected cash flows through September 30, 2016 and 2015.

Marketplace Originations as Percent of Term Loan Originations	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Marketplace originations	$85,948	$167,191	$292,942	$386,268
Origination of term loans	$518,509	$438,017	$1,520,562	$1,204,209
Marketplace originations as percent of term loan originations	16.6%	38.2%	19.3%	32.1%

Activity in Loan Held for Investment Balances	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Unpaid Principal Balance beginning of period	$790,421	$503,388	$543,790	$490,563
+ Total originations(c)	612,557	482,653	1,771,906	1,317,672
+ Loans transferred from loans held for sale to loans held for investment	—	1,348	939	1,348
- Marketplace originations	(85,948)	(167,191)	(292,942)	(386,268)
- Sale of loans held for investment	(306)	(2,892)	(548)	(32,783)
- Net charge-offs	(23,067)	(16,704)	(60,237)	(52,082)
- Principal paid down(c)(d)	(404,354)	(296,288)	(1,080,277)	(834,136)
+ Loan purchases	—	—	6,672	—
Unpaid Principal Balance end of period	889,303	504,314	889,303	504,314
+ Net deferred origination costs	16,024	8,078	16,024	8,078
Loans held for investment	905,327	512,392	905,327	512,392
- Allowance for loan losses	(87,368)	(52,587)	(87,368)	(52,587)
Loans held for investment, net	$817,959	$459,805	$817,959	$459,805
(c) Includes Unpaid Principal Balance of term loans rolled into new originations of $70.9 million and $67.0 million in the three months ended and $200.6 million and $194.2 million for the nine month period ended September 30, 2016 and 2015, respectively.

(d) Excludes principal that was paid down related to renewed loans sold in the period which were designate as held for investment in the amount of $0.3 million in the three months ended September 30, 2016 and $1.3 million for the nine months ended September 30, 2016.

Activity in the Allowance for Loan Losses	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Allowance for loan losses beginning of period	$73,849	$53,052	$53,311	$49,804
+ Provision for loan losses(e)	36,586	16,239	94,294	54,865
- Net charge-offs	(23,067)	(16,704)	(60,237)	(52,082)
Allowance for loan losses end of period	$87,368	$52,587	$87,368	$52,587
(e) Excludes provision expense of $0.2 million and $1.1 million for the three months ended and provision release of $0.4 million and provision expense of $1.9 million for the nine month period ended September 30, 2016 and 2015, respectively, for unfunded loan commitments. The provision for unfunded loan commitments is included in general and administrative expense.

Supplemental Information

Non-GAAP Reconciliation15
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2016	2015	2016	2015
Net income (loss)	$(17,173)	$3,507	$(49,022)	$2,912
Interest expense	111	70	186	250
Income tax expense	—	—	—	—
Depreciation and amortization	2,452	1,678	6,887	4,621
Stock-based compensation	3,761	3,707	11,423	8,065
Adjusted EBITDA[16]	$(10,849)	$8,962	$(30,526)	$15,848

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$(17,173)	$3,507	$(49,022)	$2,912
Net loss attributable to noncontrolling interest	539	226	1,920	458
Stock-based compensation	3,761	3,707	11,423	8,065
Adjusted Net Income (Loss)[17]	$(12,873)	$7,440	$(35,679)	$11,435
Adjusted Net Income (Loss) per share[18]
Basic	$(0.18)	$0.11	$(0.50)	$0.16
Diluted	$(0.18)	$0.10	$(0.50)	$0.15
Weighted-average common shares outstanding:
Basic	70,971,895	69,678,742	70,750,037	69,472,636
Diluted	70,971,895	75,125,740	70,750,037	75,414,348

Net Interest Margin After Credit Losses (NIMAL) Reconciliation and Calculation(19)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Interest income	$71,361	$48,624	$188,726	$147,571
Less: Funding costs	(8,452)	(5,126)	(22,548)	(14,941)
Less: Net charge-offs	(23,067)	(16,704)	(60,237)	(52,082)
Net interest income after credit losses	39,842	26,794	105,941	80,548
Divided by: business days in period	64	65	190	190
Net interest income after credit losses per business day	623	412	558	424
Multiplied by: average business days per year	252	252	252	252
Annualized net interest income after credit losses	156,996	103,824	140,616	106,848
Divided by: Average Interest Earning Assets	$841,270	$531,223	$735,825	$529,756
Net Interest Margin After Credit Losses (NIMAL)	18.7%	19.5%	19.1%	20.2%

Adjusted Expense Ratio (AER) Reconciliation and Calculation(20)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating expense	$49,395	$42,456	$141,482	$114,199
Less: stock based compensation	(3,761)	(3,707)	(11,423)	(8,065)
Operating expense (Ex. SBC)	45,634	38,749	130,059	106,134
Divided by: business days in period	64	65	190	190
Operating expense (Ex. SBC) per business day	713	596	685	559
Multiplied by: average business days per year	252	252	252	252
Operating expense (Ex. SBC)	179,676	150,192	172,620	140,868
Divided by: Average Loans Under Management	$1,087,641	$748,266	$1,015,768	$687,844
Adjusted Expense Ratio (AER)	16.5%	20.1%	17.0%	20.5%

Adjusted Operating Yield (AOY) Reconciliation and Calculation(21)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Interest Margin After Losses (NIMAL)	18.7%	19.5%	19.1%	20.2%
Less: Adjusted expense ratio (AER)	(16.5)%	(20.1)%	(17.0)%	(20.5)%
Adjusted Operating Yield (AOY)	2.2%	(0.6)%	2.1%	(0.3)%

Components of Stock-based Compensation
(in thousands)
Stock-based Compensation	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Sales and marketing	$920	$1,012	$2,749	$2,180
Technology and analytics	793	778	2,437	1,719
Processing and servicing	227	227	781	530
General and administrative	1,821	1,690	5,456	3,636
Total stock-based compensation	$3,761	$3,707	$11,423	$8,065

Supplemental Channel Information

Quarterly Origination Channel Distribution(f)

	Three Months Ended September 30,		Nine Months Ended September 30,
Percentage of originations (number of loans22)	2016	2015	2016	2015
Direct & Strategic Partner	79.8%	81.4%	80.3%	79.3%
Funding Advisor	20.2%	18.6%	19.7%	20.7%
Percentage of originations (dollars)
Direct & Strategic Partner	73.0%	75.5%	73.1%	71.8%
Funding Advisor	27.0%	24.5%	26.9%	28.2%
(f) From time to time, management is required to make judgments to determine customers' appropriate channel attribution.

Notes:

(1) Amounts represent carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs.
(2) Originations represent the total principal amount of the term loans we made during the period, plus the total amount drawn on lines of credit during the period. Many of our repeat term loan customers renew their term loans before their existing term loan is fully repaid. In accordance with industry practice, originations of such repeat term loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal term loan’s principal net of the unpaid principal balance on the existing term loan. Loans referred to, and funded by, our issuing bank partners and later purchased by us are included as part of our originations.

(3) Unpaid Principal Balance represents the total amount of principal outstanding of term loans held for investment, amounts outstanding under lines of credit and the amortized cost of loans purchased from other than issuing bank partners at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.

(4) Average Loans for the period is the average of the sum of loans held for investment and loans held for sale as of the beginning of the period and as of the end of each month in the period.
(5) Average Interest Earning Assets is calculated as the average of the Unpaid Principal Balance plus the amount of principal outstanding of loans held for sale based on the beginning of the period and as of the end of each month in the period.

(6) Loans Under Management represents the Unpaid Principal Balance plus the amount of principal outstanding of loans held for sale, excluding net deferred origination costs, plus the amount of principal outstanding of term loans we serviced for others at the end of the period.

(7) Average Loans Under Management for the period is the average of Loans Under Management at the beginning of the period and the end of each month in the period.
(8) Effective Interest Yield is the rate of return we achieve on loans outstanding during a period. It is calculated as our business day adjusted annualized interest income divided by Average Loans. Annualization is based on 252 business days per year, which is weekdays per year less U.S. Federal Reserve Bank holidays. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination fees and costs. Deferred origination fees include fees paid up front to us by customers when loans are funded and decrease the carrying value of loans, thereby increasing the Effective Interest Yield earned. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination and increase the carrying value of loans, thereby decreasing the Effective Interest Yield earned.

(9) Marketplace Gain on Sale Rate equals our gain on sale revenue from loans sold through OnDeck Marketplace divided by the carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs. A portion of loans regularly sold through OnDeck Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially depending upon market conditions and other circumstances.

(10) Funding debt outstanding is the debt that we incur to support our lending activities and does not include our corporate debt. Average Funding Debt Outstanding for the period is the average of the funding debt outstanding as of the beginning of the period and as of the end of each month in the period. Additionally, in accordance with Financial Accounting Standards Board’s update to ASC 835-30, which was effective January 2016 and applied retrospectively, deferred debt issuance costs are presented as a direct deduction from the carrying value of the associated debt.

(11) Cost of Funds Rate is our funding cost, which is the interest expense, fees and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. For full years, it is calculated as our funding cost divided by Average Funding Debt Outstanding and for interim periods it is calculated as our annualized funding cost for the period divided by Average Funding Debt Outstanding.

(12) Provision Rate equals the provision for loan losses divided by the new originations volume of loans held for investment, net of originations of sales of such loans within the period. Because we reserve for probable credit losses inherent in the portfolio upon origination, this rate is significantly impacted by the expectation of credit losses for the period’s originations volume. This rate may also be impacted by changes in loss expectations for loans originated prior to the commencement of the period. The denominator of the Provision Rate formula includes the full amount of originations in a period. A portion of loans regularly sold through OnDeck Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially depending upon market conditions and other circumstances.

(13) Reserve Ratio is our allowance for loan losses as of the end of the period divided by the Unpaid Principal Balance as of the end of the period.
(14) 15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the Unpaid Principal Balance for such period. The Unpaid Principal Balance for our loans that are 15 or more calendar days past due includes loans that are paying and non-paying. Because our loans require daily and weekly repayments, excluding weekends and holidays, they may be deemed delinquent more quickly than loans from traditional lenders that require only monthly payments. 15+ Day Delinquency Ratio is not annualized, but reflects balances as of the end of the period.

(15) Due to the uncertainty regarding and variability of certain items that will affect our expected U.S. GAAP net income (loss) for the fourth quarter of 2016 and full year 2016, such as stock-based compensation and other items, we are currently unable to provide a reasonable estimate of our U.S. GAAP net income (loss) for these future periods or a corresponding reconciliation to U.S. GAAP net income (loss). Our U.S. GAAP net income (loss) for these future periods will be less favorable than our Adjusted EBITDA for these periods.

(16) Adjusted EBITDA represents our net income (loss), adjusted to exclude interest expense associated with debt used for corporate purposes (rather than funding costs associated with lending activities), income tax expense, depreciation and amortization and stock-based compensation expense. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation; Adjusted EBITDA does not reflect interest associated with debt used for corporate purposes or tax payments that may represent a reduction in cash available to us.

(17) Adjusted Net Income (Loss) represents our net loss adjusted to exclude net loss attributable to non-controlling interest and stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted EBITDA.

(18) Adjusted Net Income (Loss) per share represents our net loss adjusted to exclude net loss attributable to non-controlling interest and stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted EBITDA, divided by the weighted average common shares outstanding during the period.

(19) Net Interest Margin After Credit Losses (NIMAL), is calculated as our business day adjusted annualized Net Interest Income After Credit Losses divided by Average Interest Earning Assets. Net Interest Income After Credit Losses represents interest income less funding cost and net charge-offs during the period. Interest income is net of deferred costs and fees on loans held for investment and held for sale. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination costs as offset by corresponding deferred origination fees. Deferred origination fees include fees paid up front to us by customers when loans are funded. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination. Funding cost is the interest expense, fees, and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. Net charge-offs are charged-off loans in the period, net of recoveries. Annualization is based on 252 business days per year, which is weekdays per year less U.S. Federal Reserve Bank holidays.

(20) Adjusted Expense Ratio (AER) represents our annualized operating expense, adjusted to exclude the impact of stock-based compensation, divided by Average Loans Under Management. Annualization is based on 252 business days per year, which is weekdays per year less U.S. Federal Reserve Bank holidays.

(21) Adjusted Operating Yield (AOY) represents our Net Interest Margin After Credit Losses (NIMAL) less the Adjusted Expense Ratio (AER).
(22) Number of loans, or units, equals the total number of term loans funded, plus the total number of lines of credit drawn on for the first time during the period.